                                                               Exhibit (a)(5)(D)

[CenterPoint Energy Logo]                         For more information contact
                                                  MEDIA:
                                                  LETICIA LOWE
                                                  Phone 713.207.7702
                                                  INVESTORS:
                                                  MARIANNE PAULSEN
                                                  Phone 713.207.6500


FOR IMMEDIATE RELEASE                                              Page 1 of 2

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         CENTERPOINT ENERGY ANNOUNCES ACCRUAL OF CONTINGENT INTEREST ON
                 2.875 PERCENT CONVERTIBLE SENIOR NOTES DUE 2024

     HOUSTON -- JANUARY 12, 2007 -- CenterPoint Energy, Inc. (NYSE: CNP) today announced that for the six-month period beginning January 15, 2007, its 2.875 percent Convertible Senior Notes due 2024 will, subject to the terms of the indenture under which they were issued, accrue contingent interest in the amount of $3.330 per $1,000 principal amount of notes in addition to regular interest on the notes.

     As previously announced, CenterPoint Energy plans to redeem all outstanding
2.875 percent Convertible Senior Notes due 2024 on January 22, 2007. The amount of contingent interest that will be payable with respect to the notes on the redemption date equals $0.130, a pro rated portion of the amount that will accrue for the period from January 15, 2007 to July 15, 2007.

         Holders of the 2.875 percent Convertible Senior Notes have the option to require CenterPoint Energy to purchase their notes on January 15, 2007 by delivering a purchase notice pursuant to CenterPoint Energy's Tender Offer Statement on Schedule TO to The Bank of New York, the paying agent, until midnight EST on January 12, 2007. Holders that exercise this option will not receive any payment of contingent interest.

         CenterPoint Energy plans to file an amendment to its Tender Offer Statement on Schedule TO with the Securities and Exchange Commission later today.
         This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell any notes. The offer to purchase the notes is being made only pursuant to the Company Notice dated December 14, 2006, as amended, and the related materials that CenterPoint Energy has distributed to note holders through the Depository Trust Company and filed with the Securities and Exchange Commission. Holders of the notes should read carefully the Company Notice dated December 14, 2006, and the related materials, as revised by the amendments thereto filed with the Securities and Exchange Commission, because they contain important information, including the various terms of and conditions to the offer. Holders of the notes and other interested parties may obtain a free copy of these materials at www.SEC.gov, at the company's website, www.CenterPointEnergy.com, or from CenterPoint Energy, Inc. at 1111 Louisiana, Houston, Texas 77002, Attn: Investor Relations. Note holders are encouraged to read these materials carefully prior to making any decision with respect to the purchase option.

         CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas

[CenterPoint Energy Logo]                         For more information contact
                                                  MEDIA:
                                                  LETICIA LOWE
                                                  Phone 713.207.7702
                                                  INVESTORS:
                                                  MARIANNE PAULSEN
                                                  Phone 713.207.6500


FOR IMMEDIATE RELEASE                                              Page 2 of 2

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distribution, competitive natural gas sales and services, and pipeline and field services operations. The company serves more than five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma, and Texas. Assets total approximately $17 billion. With about 9,000 employees, CenterPoint Energy and its predecessor companies have been in business for more than 130 years. For more information, visit the Web site at www.CenterPointEnergy.com.